Exhibit 99.1

KIRBY CORPORATION	Contact: Steve Holcomb
713-435-1135
FOR IMMEDIATE RELEASE

KIRBY CORPORATION ANNOUNCES 2013 FIRST QUARTER RESULTS

•	2013 first quarter earnings per share were $1.00 compared with $.91 earned in the 2012 first quarter

•	2013 first quarter included a credit of $.05 per share from reducing United’s three-year earnout contingent liability

•	2013 second quarter earnings per share guidance is $1.00 to $1.10 compared with $.85 earned in the 2012 second quarter

•	2013 year earnings per share guidance raised to $4.10 to $4.30 compared with $3.73 earned in 2012

Houston, Texas (April 24, 2013) – Kirby Corporation (“Kirby”) (NYSE:KEX) today announced net earnings attributable to Kirby for the first quarter ended March 31, 2013 of $56.6 million, or $1.00 per share, compared with $50.9 million, or $.91 per share, for the 2012 first quarter.  Consolidated revenues for the 2013 first quarter were $558.8 million compared with $566.9 million reported for the 2012 first quarter.

Kirby’s 2013 first quarter results included a $4.3 million before taxes, or $.05 per share, credit reducing the fair value of the contingent earnout liability associated with the acquisition of United Holdings LLC (“United”) in April 2011.  The 2012 first quarter results included a $4.2 million before taxes, or $.05 per share, charge increasing the fair value of the United contingent earnout liability, and a $2.4 million before taxes, or $.03 per share, severance charge associated with the integration of Kirby Offshore Marine, LLC (“Kirby Offshore Marine”) into Kirby.

Joe Pyne, Kirby’s Chairman and Chief Executive Officer, commented, “We were pleased with our overall first quarter performance, the continued strength of our inland tank barge markets and particularly the improvement in our coastal tank barge markets where we are experiencing consistently improving equipment utilization and pricing. We continue to experience ongoing softness in our land-based diesel engine services market which we anticipate will continue through most of 2013.  We are making inroads into transitioning United’s business to a service and remanufacturing model with an emphasis on servicing existing land-based oil service equipment.”

Mr. Pyne continued, “I also want to comment on our Chief Executive Officer succession plan at Kirby.  I have had the honor of serving as Kirby’s Chief Executive Officer since 1995.  I have decided to step down as Chief Executive Officer early next year and have been in discussions with the Kirby Board of Directors regarding our intention to transition my Chief Executive Officer responsibilities to David Grzebinski, Kirby’s current Executive Vice President and Chief Financial Officer.  I intend to remain as an active executive Chairman of the Board.  Kirby is blessed with a very strong management team and dedicated employees, and I look forward to continuing to work with David and the Kirby management team in creating value for our shareholders.”

Segment Results – Marine Transportation
Marine transportation revenues for the 2013 first quarter were $418.5 million compared with $336.0 million for the 2012 first quarter, and operating income for the 2013 first quarter was $89.3 million compared with $68.5 million for the 2012 first quarter.

Inland marine transportation continued its strong performance with tank barge utilization consistently in the 90% to 95% range and favorable pricing trends.  The demand for the transportation of petrochemicals, black oil, including crude oil, refined petroleum products and agricultural chemicals on the inland waterways remained strong and consistent with 2012.

Coastal marine transportation continued to improve with tank barge utilization in the 90% range, a significant improvement over the 75% range reported in the 2012 first quarter, and a continued improvement over the 85% to 90% range reported for the 2012 fourth quarter, all leading to higher term and spot contract pricing.  Coastal revenues represented 32% of the marine transportation 2013 first quarter revenues.

The marine transportation segment’s 2013 first quarter operating margin was 21.3% compared with 20.4% for the first quarter of 2012.

Segment Results – Diesel Engine Services
Diesel engine services revenues for the 2013 first quarter were $140.3 million compared with $231.0 million for the 2012 first quarter, and operating income was $14.0 million, including a $4.3 million credit reducing the fair value of the United contingent earnout liability. This compares with operating income of $23.6 million for the 2012 first quarter that included a $4.2 million charge to the United contingent earnout liability.

The lower revenue and operating income reflected a continuation of a weaker environment for the manufacture of pressure pumping units, as well as a decline in the sale and service of land-based engines, transmissions and parts.  Some of this decline has been partially offset with the emphasis placed on the remanufacturing of pressure pumping units.

During the 2013 first quarter, the marine diesel engine services market remained stable, benefiting from major service projects for Gulf Coast customers and partially offset by the deferral of scheduled service projects by Midwest customers negatively impacted by the decline in bulk shipments of coal and grain due to low water conditions on the Mississippi River during 2012.  The power generation market benefited from major generator set upgrades and parts sales for both domestic and international power generation customers.

The diesel engine services operating margin was 10.0% for the 2013 first quarter, including the positive earnings impact of the $4.3 million credit to the contingent earnout liability, compared with 10.2% for the 2012 first quarter.

Cash Generation
Kirby continued to generate strong cash flow during the 2013 first quarter with EBITDA of $139.9 million compared with $124.7 million for the 2012 first quarter.  The cash flow was used in part to fund capital expenditures of $71.2 million, including $55.1 million for new inland tank barge and towboat construction, $6.9 million for progress payments on the construction of two offshore articulated dry-bulk barge and tug units, and $9.2 million primarily for upgrades to the existing inland and coastal fleets.  Total debt as of March 31, 2013 was $1.1 billion and Kirby’s debt-to-capitalization ratio was 38.4%.

Outlook
Commenting on the 2013 second quarter and full year market outlook and guidance, Mr. Pyne said, “Our earnings guidance for the 2013 second quarter is $1.00 to $1.10 per share and we are raising our 2013 year guidance to $4.10 to $4.30, including the $.05 per share first quarter credit to United’s contingent earnout liability.  Our second quarter guidance assumes improved seasonal operating conditions in both our inland and coastal marine transportation markets.  Inland fleet utilization is projected to remain in the 90% to 95% range, leading to continued favorable term and spot contract pricing.  For our coastal fleet, second quarter utilization is projected to remain in the 90% range with continued favorable term and spot contract pricing.  However, our results will be impacted by a heavy second quarter coastal fleet maintenance schedule.  For our diesel engine services segment, we feel we are at the bottom of the land-based manufacturing and services cycle, but we are not forecasting an improvement in the land-based market until late 2013 or early 2014. For the marine and power generation sectors, we anticipate continued stable markets.”

Mr. Pyne further commented, “Our 2013 capital spending guidance range remains in the  $190 to $200 million range, including approximately $115 million for the construction of 55 inland tank barges and three inland towboats, and approximately $10 million in progress payments on the construction of two new offshore integrated dry-bulk barge and tugboat units. The balance of $65 to $75 million is primarily capital upgrades and improvements to existing inland and coastal marine equipment.”

Conference Call
A conference call is scheduled at 10:00 a.m. central time tomorrow, Thursday, April 25, 2013, to discuss the 2013 first quarter performance as well as the outlook for the 2013 second quarter and year.  The conference call number is 800-446-2782 for domestic callers and 847-413-3235 for international callers.  The leader’s name is Steve Holcomb.  The confirmation number is 34667529.  An audio playback will be available at 1:00 p.m. central time on Thursday, April 25, through 5:00 p.m. central time on Friday, May 24, 2013 by dialing 888-843-7419 for domestic and 630-652-3042 for international callers.  A live audio webcast of the conference call will be available to the public and a replay available after the call by visiting Kirby’s website at http://www.kirbycorp.com/.

GAAP to Non-GAAP Financial Measures
The financial and other information to be discussed in the conference call is available in this press release and in a Form 8-K filed with the Securities and Exchange Commission.  This press release and the Form 8-K include a non-GAAP financial measure, EBITDA, which Kirby defines as net earnings attributable to Kirby before interest expense, taxes on income, depreciation and amortization.  A reconciliation of EBITDA with GAAP net earnings attributable to Kirby is included in this press release.  This earnings press release includes marine transportation performance measures, consisting of ton miles, revenue per ton mile, towboats operated and delay days.  Comparable performance measures for the 2012 and 2011 years and quarters are available at Kirby’s web site, http://www.kirbycorp.com/, under the caption Performance Measurements in the Investor Relations section.

Forward-Looking Statements
Statements contained in this press release with respect to the future are forward-looking statements.  These statements reflect management’s reasonable judgment with respect to future events.  Forward-looking statements involve risks and uncertainties.  Actual results could differ materially from those anticipated as a result of various factors, including cyclical or other downturns in demand, significant pricing competition, unanticipated additions to industry capacity, changes in the Jones Act or in U.S. maritime policy and practice, fuel costs, interest rates, weather conditions, and timing, magnitude and number of acquisitions made by Kirby.  Forward-looking statements are based on currently available information and Kirby assumes no obligation to update any such statements.  A list of additional risk factors can be found in Kirby’s annual report on Form 10-K for the year ended December 31, 2012 filed with the Securities and Exchange Commission.

About Kirby Corporation
Kirby Corporation, based in Houston, Texas, is the nation’s largest domestic tank barge operator transporting bulk liquid products throughout the Mississippi River System, the Gulf Intracoastal Waterway, coastwise along all three United States coasts and in Alaska and Hawaii.  Kirby transports petrochemicals, refined petroleum products, black oil and agricultural chemicals by tank barge.  Through the diesel engine services segment, Kirby provides after-market service for medium-speed and high-speed diesel engines and reduction gears used in marine and power generation applications.  Kirby also distributes and services diesel engines, transmissions, pumps, compression products and manufactures and remanufactures oilfield service equipment, including pressure pumping units, for land-based pressure pumping and oilfield service markets.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

	First Quarter
	2013	2012
	(unaudited, $ in thousands except per share amounts)
Revenues:
Marine transportation	$418,518	$335,957
Diesel engine services	140,267	230,978
	558,785	566,935
Costs and expenses:
Costs of sales and operating expenses	369,274	384,359
Selling, general and administrative	44,156	53,100
Taxes, other than on income	4,478	3,914
Depreciation and amortization	40,996	36,474
Loss on disposition of assets	32	28
	458,936	477,875

Operating income	99,849	89,060
Other income	75	149
Interest expense	(7,988)	(5,840)

Earnings before taxes on income	91,936	83,369
Provision for taxes on income	(34,384)	(31,490)

Net earnings	57,552	51,879
Less: Net earnings attributable to noncontrolling interests	(974)	(935)
Net earnings attributable to Kirby	$56,578	$50,944

Net earnings per share attributable to Kirby common stockholders:
Basic	$1.00	$0.91
Diluted	$1.00	$0.91
Common stock outstanding (in thousands):
Basic	56,268	55,378
Diluted	56,455	55,635

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

	First Quarter
	2013	2012
	(unaudited, $ in thousands)
EBITDA: (1)
Net earnings attributable to Kirby	$56,578	$50,944
Interest expense	7,988	5,840
Provision for taxes on income	34,384	31,490
Depreciation and amortization	40,996	36,474
	$139,946	$124,748

Capital expenditures	$71,157	$61,867

	March 31,
	2013	2012
	(unaudited, $ in thousands)
Long-term debt, including current portion	$1,103,460	$772,994
Total equity	$1,769,440	$1,510,167
Debt to capitalization ratio	38.4%	33.9%

MARINE TRANSPORTATION STATEMENTS OF EARNINGS

	First Quarter
	2013	2012
	(unaudited, $ in thousands)

Marine transportation revenues	$418,518	$335,957

Costs and expenses:
Costs of sales and operating expenses	259,229	203,407
Selling, general and administrative	28,976	28,519
Taxes, other than on income	3,910	3,452
Depreciation and amortization	37,150	32,089
	329,265	267,467

Operating income	$89,253	$68,490

Operating margins	21.3%	20.4%

DIESEL ENGINE SERVICES STATEMENTS OF EARNINGS

	First Quarter
	2013	2012
	(unaudited, $ in thousands)

Diesel engine services revenues	$140,267	$230,978

Costs and expenses:
Costs of sales and operating expenses	110,045	180,952
Selling, general and administrative	12,765	22,394
Taxes, other than on income	552	450
Depreciation and amortization	2,883	3,628
	126,245	207,424

Operating income	$14,022	$23,554

Operating margins	10.0%	10.2%

OTHER COSTS AND EXPENSES

	First Quarter
	2013	2012
	(unaudited, $ in thousands)

General corporate expenses	$3,394	$2,956

Loss on disposition of assets	$32	$28

MARINE TRANSPORTATION PERFORMANCE MEASUREMENTS

	First Quarter
	2013	2012

Inland Performance Measurements:
Ton Miles (in millions) (2)	3,012	3,282
Revenue/Ton Mile (cents/tm) (3)	9.3	8.1
Towboats operated (average) (4)	256	242
Delay Days (5)	2,049	2,471
Average cost per gallon of fuel consumed	$3.25	$3.16

Barges (active):
Inland tank barges	844	806
Coastal tank barges	82	58
Offshore dry-cargo barges	7	4
Barrel Capacities (in millions):
Inland tank barges	16.9	16.0
Coastal tank barges	6.3	3.8

(1)
Kirby has historically evaluated its operating performance using numerous measures, one of which is EBITDA, a non-GAAP financial measure.  Kirby defines EBITDA as net earnings attributable to Kirby before interest expense, taxes on income, depreciation and amortization.  EBITDA is presented because of its wide acceptance as a financial indicator.  EBITDA is one of the performance measures used in Kirby’s incentive bonus plan.  EBITDA is also used by rating agencies in determining Kirby’s credit rating and by analysts publishing research reports on Kirby, as well as by investors and investment bankers generally in valuing companies.  EBITDA is not a calculation based on generally accepted accounting principles and should not be considered as an alternative to, but should only be considered in conjunction with, Kirby’s GAAP financial information.

(2)
Ton miles indicate fleet productivity by measuring the distance (in miles) a loaded tank barge is moved.  Example:  A typical 30,000 barrel tank barge loaded with 3,300 tons of liquid cargo is moved 100 miles, thus generating 330,000 ton miles.

(3)
Inland marine transportation revenues divided by ton miles.  Example:  First quarter 2013 inland marine transportation revenues of $281,400,000 divided by 3,012,000,000 marine transportation ton miles = 9.3 cents.

(4)	Towboats operated are the average number of owned and chartered towboats operated during the period.
(5)
Delay days measures the lost time incurred by a tow (towboat and one or more tank barges) during transit.  The measure includes transit delays caused by weather, lock congestion and other navigational factors.